EXHIBIT 10-a-15



                              FIRST AMENDMENT

                         Ace Hardware Corporation
           Long-Term Incentive Compensation Deferral Option Plan

Pursuant to Section 7.1 of the Ace Hardware Corporation Long-Term
Incentive Compensation Deferral Option Plan (the "Plan"), effective December 5, 1995, the Company hereby amends and restates Section 3.2 of the Plan to read as follows:

3.2 Minimum and Maximum Deferral and Length of Participation. A Participant may elect to defer any amount of his/her Bonus including the non-vested portion, the immediate award portion and the PREP portion of Long-Term Incentive Compensation Plan award. The amount of each portion of the Bonus award which may be deferred shall be equal to 20% to 100% (in 20% increments) of the award granted. If a Bonus award is subject to a one year vesting provision under the Long-Term Incentive Compensation Plan, the same vesting requirements shall apply to Bonus awards deferred into this Plan.

     A Participant shall make an annual election for the upcoming Deferral Year by December 15th of the year preceding the Deferral Year for which the election is being made.

Section 3.2 is the only Section affected by this Amendment.



Ace Hardware Corporation



By:   David F. Hodnik

Its:  President and Chief Executive Officer